Exhibit 10.12

[name of consultant]

PRODUCT DEVELOPMENT ROYALTY AGREEMENT

This Product Development Royalty Agreement (“Agreement”) is entered into effective this      day of                 , 20     (“Effective Date”), by and between Treace Medical Concepts, Inc., a Delaware corporation with its principal office located at 203 Fort Wade Rd. Suite 150, Ponte Vedra, FL 32081, along with its affiliated companies (“Treace Medical”), and                 , an individual having an address at                                          (“Assignor”).

RECITALS

Treace Medical is in the business of researching, designing, developing and marketing medical devices used in connection with surgical applications.

Assignor has worked with employees and representatives of Treace Medical to help develop products defined by Treace Medical in accordance with the terms of this Agreement and of a Product Development Fee for Service Agreement dated                      between Assignor and Treace Medical (the “Product Development Agreement”).

Assignor desires to assign to Treace Medical all of Assignor’s rights in any and all Inventions and any and all associated Intellectual Property Rights.

Treace Medical desires to acquire all of Assignor’s rights with respect to any and all Inventions and all associated Intellectual Property Rights.

Treace Medical desires to utilize the technical skills and services of Assignor in order to conduct a commercially meaningful transfer of Assignor’s rights in the Inventions and all associated Intellectual Property Rights in order to fully carry out the development, clinical evaluation, marketing and commercialization of the Products.

Treace Medical and Assignor agree as follows:

DEFINITIONS

“Confidential Information” means the terms of this Agreement, information and materials concerning Treace Medical’s business affairs, business strategies, pricing, costs, employee compensation, marketing plans, developmental plans, customers, vendors, finances, properties, methods of operations, technology, procedures, computer programs and documentation, inventions, developments, trade secrets, and other such information, whether written or oral, that is confidential in nature.

“Excluded Sales” means sales of Products for use in connection with patients under the care and treatment of Assignor, any partner or associate surgeon with whom Assignor practices, any hospital or surgery center at which Assignor has privileges to perform surgery or any entity in which Assignor has an ownership interest that results in Assignor having the right to exercise control over the policies or business decisions of the entity. A list of facilities whose purchases will be excluded from royalties paid under this Agreement is attached as Exhibit B. Such facilities shall also include those associated with any other health care professional receiving royalties on the Products listed on Exhibit A.

“Invention” means the idea(s) and/or product(s) described in Section 3 and/or Exhibit A (attached), including any know-how and/or technical information relating to the Product(s) in the possession of Assignor, or hereinafter developed by Assignor in the course of Assignor’s providing services to Treace Medical pursuant to Section 6 of this Agreement or the Product Development Agreement.

“Intellectual Property Rights” or “IP Rights” means any patent and/or patent application relating to the Invention and/or Products and naming Assignor as an inventor or co-inventor. IP Rights include the following: any and all U.S. and foreign patents issuing from or claiming priority to any of the foregoing; any and all continuations, continuations-in-part, divisionals, reissues, or reexaminations based on or claiming priority to any of the foregoing; and any know-how and technology. IP Rights also include, without limitation, trade secrets; software; copyrights; trademarks; concepts; designs; techniques; formulae; inventions; trade names; trade dress; programs; advertising materials; and other documents, material, or information relating to the Invention(s) or Product(s).

Rev. 12-16-19

“Net Sales” means the invoice price charged by Treace Medical to third parties for the Product(s), less (i) any refunds, credits, or write-offs; (ii) any commissions paid; (iii) any discounts or allowances actually given or credited; and (iv) any excise or other taxes or duties paid by Treace Medical on the sale of the Product(s). Net Sales shall not include any Excluded Sales.

“Product” means each product listed in the attached Exhibit A. Treace Medical may amend Exhibit A periodically with written notification to Assignor to update the list of Products.

1.	REPRESENTATIONS ON LEGAL AUTHORITY AND OWNERSHIP

Assignor represents and warrants to Treace Medical the following:

(a)	Assignor has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement;

(b)

To the extent Assignor possesses IP Rights relating to the Product as of the Effective Date, Assignor owns an undivided right, title, and interest in the Invention and IP Rights, free and clear of any and all liens, encumbrances, pledges, claims, or rights of any third party except those of Treace Medical set forth herein;

(c)	the transfer and assignment of the Invention and all IP Rights by Assignor to Treace Medical pursuant to this Agreement will not violate any right of any other third party; and

(d)

during the term of this Agreement and for a period of one (1) year from the termination or expiration of this Agreement, Assignor will not serve as a consultant for any companies or individuals who manufacture, distribute, or promote products that compete with any Product.

2.	TAXES

Any amount received under this Agreement is gross of any taxes, fees, and levies of any nature whatsoever that may be imposed by an authority with jurisdiction over any amounts received by Assignor under this Agreement. Assignor shall pay any and all such taxes, fees, and levies.

3.	INTELLECTUAL PROPERTY RIGHTS

3.1

Right. Treace Medical has the sole right to prepare, file, and prosecute any United States and/or international patent applications relating to the Invention, the Products and any applications included in the IP Rights.

3.2

Responsibility. Treace Medical will pay all costs and expenses (including, without limitation, attorneys’, patent agents’, or notarial fees) incurred in connection with the prosecution of the patent application after the Effective Date. Treace Medical will pay all patent maintenance fees.

3.3

Documents Necessary. Upon the request of Treace Medical, Assignor must execute all documents and take any action as may be necessary and advisable in order to assist Treace Medical to (a) maintain and enforce the IP Rights and (b) prepare, file, prosecute, obtain, maintain, and enforce any United States or foreign patent or patent application, including, without limitation, the giving of testimony in support thereof.

3.4

Further Compensation. Assignor shall not receive any further compensation or reimbursement in connection with these activities, except for appropriate expenses actually incurred and approved in advance by Treace Medical.

Rev. 12-16-19

4.	TRANSFER OF ASSETS

4.1

Transfer. Assignor does hereby irrevocably transfer, assign, and convey to Treace Medical Assignor’s entire right, title, and interest in and to the Invention, the Products and all IP Rights relating thereto. Assignor shall execute all such documents deemed necessary to convey to Treace Medical all right, title, and interest in and to the Invention, the Products and all IP Rights.

4.2

Payment for Transfer. Treace Medical shall pay to Assignor, for the ownership rights to the Invention, the Products and all IP Rights, royalty payments equal to a certain percentage of the Net Sales of each Product for a certain period of time following the date of the first commercial sale of the relevant Product. Treace Medical shall determine the percentage and time period for each Product based on its assessment of the novelty, significance and innovativeness of the ideas contributed by Assignor towards the Product, the level of effort required of Assignor in the development of the Product, and whether Assignor is a named inventor on any issued US patent relating to the Product. If royalties are to be paid for the life of a patent relating to a Product where Assignor is a named inventor, it shall be a condition to such payment that the patent contains a valid claim covering the Product or a significant aspect thereof. Royalty rates per Product are set forth in Exhibit A.

4.3

Third Parties. If Treace Medical is required to pay third parties not involved with the development of a particular Product a royalty to allow Treace Medical to market and sell any Product, Treace Medical may reduce the royalty payment specified in Exhibit A in an equitable manner.

4.4

Payment. Any payment required pursuant to this Section 4 will be paid in United States Dollars. No more than one royalty payment calculated in accordance with Section 4.2 will be paid to Assignor per Product. Payments will be made within sixty (60) days of the end of each calendar quarter.

5.	REPORTS AND RECORDS

5.1

Maintenance. Treace Medical shall submit to Assignor a written report at the time that it makes any payment pursuant to Section 4.2. The report will set forth, with respect to the previous calendar quarter, the Net Sales of the Product and the royalty amount as calculated under Section 4.2. Treace Medical shall keep and maintain records relating to this Agreement and the reports required by this Section 5 for a period of three (3) years from the dates of any transaction relating to this Agreement.

5.2

Access. Assignor may, at Assignor’s own expense, verify Treace Medical’s compliance with this Agreement once per calendar year, upon reasonable notice, during normal business hours, and without disruption to Treace Medical’s business, to inspect, examine, and audit such records on a confidential basis.

6.	SERVICES OF ASSIGNOR

6.1

Technical Skills. At Treace Medical’s direction and request, Assignor shall provide Assignor’s technical skills and services to Treace Medical in connection with the development and clinical evaluation of each Product, including:

(a.)	providing input to Treace Medical on the development of the Products;

(b.)	providing design feedback and modifications for the Products;

(c.)	conducting presentations and demonstrations on the safe and effective use of the Products; and

(d.)	developing advancements, improvements, and/or modifications of the Inventions and Products.

6.2

Clinical Support. Assignor shall provide Treace Medical with pre-clinical and clinical input, evaluation, support, and assistance in connection with clinical trials related to the development of each Product. To the extent Assignor’s other business and medical practice commitments permit, Assignor must be available to provide such services as reasonably requested by Treace Medical.

6.3

Expense Reimbursement. Treace Medical shall reimburse Assignor for reasonable expenses of travel, lodging, daily meals, and other necessary and reasonable expenses incurred by Assignor in the performance of the services described in this Section 6, provided that such expenses are supported by original receipts

Rev. 12-16-19

and other supporting documentation, that Assignor obtains the authorization of Treace Medical prior to incurring any such expenses, and that the expenses are proper in accordance with Treace Medical’s Health Care Professional Reimbursement Policy (“HCP Policy”) a copy of which is attached as Exhibit C.

7.	CONFIDENTIALITY

7.1	Privileged Relationship. This Agreement creates a privileged and confidential relationship between Treace Medical and Assignor.

7.2

Prohibited Use. Assignor shall not use, directly or indirectly, for Assignor’s own benefit or the benefit of others during the term of this Agreement and subsequent to its termination, any Confidential Information that may be acquired or developed in connection with, or as a result of, the performance of this Agreement.

7.3

Exclusive Property. All of the Confidential Information is and will continue to be the exclusive property of Treace Medical, whether or not prepared in whole or in part by Assignor and whether or not disclosed to or entrusted to the custody of Assignor.

7.4

Nondisclosure. Assignor shall not, either during the term of this Agreement or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity, for any reason or purpose whatsoever, unless Treace Medical provided Assignor with written consent to such disclosure.

8.	INFRINGEMENT

8.1	Defense. Treace Medical may defend any claims of infringement that may be brought by third parties against Treace Medical as a result of the sale of any Product or the use of any Invention.

8.2

Litigation. Treace Medical may litigate patent infringement claims against any and all third parties who manufacture, sell, or otherwise use products that infringe on any IP Rights relating to any Product or Invention.

8.3	Cooperation. Treace Medical and Assignor shall cooperate with each other, at the expense of Treace Medical, in all matters concerning any such infringement.

9.	TERM; TERMINATION; SURVIVABILITY

9.1	Term. This Agreement begins as of the Effective Date and will expire three (3) years from the Effective Date.

9.2

Termination. This Agreement can be terminated by either party upon a material breach not cured within sixty (60) days after receipt of written notice by the other party or can be terminated at any time upon mutual written agreement. In addition, Treace Medical may terminate this Agreement for convenience with ninety (90) days written notice to Assignor, provided that such termination will not affect Treace Medical’s obligation to pay continuing royalties in accordance with the terms hereof.

9.3

Survivability. If this Agreement is terminated due to material breach by Assignor, Treace Medical may sell each Product without further obligation to and without additional royalty payments to Assignor.

10.	LEGAL REQUIREMENTS

If Treace Medical requires that this Agreement or any document relating to the subject matter hereof to be notarized or submitted, filed, or registered with any government agency, Assignor must assist in complying with those requirements. Any such submission, filing, or registration will be made in the name of and for the benefit of Treace Medical at the expense of Treace Medical.

Rev. 12-16-19

11.	GOVERNING LAW; DISPUTE RESOLUTION

The laws of Florida, USA, govern the construction and interpretation of the terms of this Agreement without regard to principles of conflict of laws. Any and all causes of action arising from this Agreement will be litigated in the Federal District Court, Middle District of Florida, Jacksonville Division.

12.	EXCUSABLE PERFORMANCE

Neither party may be liable to the other party for the failure to perform any duty or obligation that party may have under this Agreement, where such failure has been occasioned by an Act of God, fire, flood, civil commotion, riot, strike, legal moratorium, inevitable accident, war, regulatory delay, or any other cause outside the reasonable control of the party who had the duty or obligation to perform. The party whose performance has been interrupted shall give the other party notice of the interruption and the cause thereof and shall use every reasonable means to resume the full performance of the party’s duties and obligations under this Agreement as soon as possible.

13.	SEVERABILITY

The invalidity or unenforceability of any particular provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. This Agreement will be construed and interpreted in all respects as if such invalid or unenforceable provision had not been contained in this Agreement, provided that any such provision be construed and interpreted by the courts as narrowly as necessary in order to make such provision valid and enforceable.

14.	NO ASSIGNMENT

Neither this Agreement nor any of the rights conferred or obligations assumed hereby can be assigned, transferred, or otherwise disposed of by judicial process or otherwise to any person, firm, company, association, or entity without the prior written consent of the other party. However, upon written notice to Assignor, Treace Medical may assign this Agreement to any company which is a subsidiary or an affiliate of Treace Medical or to a purchaser of all or substantially all of the assets to which this Agreement pertains.

15.	ENTIRE AGREEMENT; AMENDMENT

This Agreement contains the entire and exclusive understanding between the parties and supersedes any and all prior agreements, understandings, and arrangements, written or oral, between the Parties, relating to the subject matter hereof (provided that the Product Development Agreement shall not be affected). No amendment, change, modification, or alteration of the terms and conditions hereof, or any other writing or agreement, will be binding upon Assignor or Treace Medical unless in writing and signed by Assignor and a duly authorized officer of Treace Medical.

16.	WAIVER

The waiver of any provision of this Agreement will not constitute a continuing waiver of that provision and will not prohibit any subsequent enforcement of that provision.

17.	NOTICE

Any report, notice, disclosure, correspondence, or payment required, permitted, or given must be in writing and given personally or by facsimile, certified mail (return receipt requested), expedited delivery, or courier service and must be addressed to the parties’ respective address as set forth in this Agreement or at such other address as a party may designate in writing to the other party.

18.	SURVIVAL

Sections 4, 5, 6, 7, 8, 9, 10, 11, and 12 will survive termination of this Agreement.

Rev. 12-16-19

19.	COUNTERPARTS

This Agreement can be executed in one or more counterparts and by each party in separate counterparts, each of which when executed is an original, but all of which taken together will constitute one and the same agreement.

Treace Medical and Assignor have executed this Agreement through duly authorized representatives.

TREACE MEDICAL CONCEPTS, INC.		[ASSIGNOR]

By:		By:
Name:	Jaime A. Frias	Name:
Title:	EVP, General Counsel	Title:
Date:		Date:

Rev. 12-16-19

EXHIBIT A TO ROYALTY AGREEMENT

This Exhibit will describe (a) the Product with respect to which Assignor has worked and will work with Treace Medical to develop; (b) the Inventions and IP Rights assigned to Treace Medical as a result of such work; and (c) the royalty rate to be paid, and the time period of such payment, as determined by Treace Medical in accordance with Section 4.2 of this Agreement.

A.	Description of Product(s): [to be added]

B.	Related Inventions and IP Rights: [to be added]

C.	Royalty Rate and Duration: [to be added]

Product Name and Number	Product Description	Date of First Commercial Sale	Date Royalty Terminates	Royalty Rate

Treace Medical Initials:

Assignor Initials:

Rev. 12-16-19

EXHIBIT B TO ROYALTY AGREEMENT

FACILITIES EXCLUDED FROM ROYALTY CALCULATIONS

Customer Name and Address	Customer Number

*	Additionally, sales to any customers on the excluded facilities exhibit of other TMC royalty-bearing surgeon designers shall be excluded from Assignor’s royalty calculations.

Rev. 12-16-19